Exhibit 99.1

     Tel-Instrument Electronics Corp Announces New President and
                            Vice President

    CARLSTADT, N.J.--(BUSINESS WIRE)--Aug. 31, 2007--Tel-Instrument Electronics Corp (AMEX:TIK) is proud to announce the appointment of Jeffrey C. O'Hara as its new President and Marc Mastrangelo as its Vice president.

    Mr. O'Hara has served on the Company's Board of Directors since 1998, and has served as Vice President of Operations of the Company since August 2005 and Chief Operating Officer since June 2006. He is a graduate of Boston College, has an M.B.A. in Finance from the University of Michigan, and is also a Certified Public Accountant
(CPA). Mr. O'Hara has over 20 years of senior executive experience, including various executive positions at General Motors, CFO at Keywell Corporation (a $500MM firm located in Chicago), and CFO and then President of a venture capital backed company in Chicago.

    Mr. Mastrangelo has served as the Director of Manufacturing for the Company since January 2004. Mr. Mastrangelo has an engineering degree from Northeastern University and an MBA form Western New England College. Mr. Mastrangelo has over 20 years of manufacturing experience, including management positions at GE, Lockheed Martin, and Cooper Industries.

    Reporting directly to the CEO, Mr. Harold K. Fletcher, Mr. O'Hara will be responsible for overseeing all Company operations and managing its aggressive growth plans. Mr. Fletcher stated that: "Jeff combines a solid understanding of our business with a commitment to excellence. Jeff has also done a terrific job in assembling a talented management team that can collectively take the Company to the next level in terms of revenues, profitability and shareholder value."

    Reporting to Mr. O'Hara, Marc Mastrangelo will be responsible for all manufacturing and operational support activities of the Company including the pilot production process for CRAFT. Mr. O'Hara stated that: "Marc is a terrific leader and has been a tremendous asset to our Company in all facets of the business. His success in reengineering the production department to further improve efficiency will be critical to the long-term success of the Company as the two major Navy production contracts come on stream."

    Tel-Instrument is a leading designer and manufacturer of avionics test equipment for the general aviation, commercial aviation, and government/military aviation markets, both domestically and internationally. Tel-Instrument provides instruments to test a wide range of navigation, communication and databus equipment. For further information please visit our website at www.telinstrument.com.

    Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.

    CONTACT: Tel-Instrument Electronics Corp
             Mr. Joseph P. Macaluso, 201-933-1600